EXHIBIT 99.1

GrafTech Reports Fourth Quarter and Full Year 2024 Results

Successfully Executed Initiatives to Grow Volume, Reduce Costs and Manage Working Capital Levels
Completed Financing Transactions to Bolster Liquidity and Extend Debt Maturities
Announcing Further Initiatives to Improve Profitability Levels

BROOKLYN HEIGHTS, Ohio - February 7, 2025 - GrafTech International Ltd. (NYSE: EAF) ("GrafTech," the "Company," "we," or "our") today announced financial results for the quarter and year ended December 31, 2024.
Fourth Quarter 2024 Highlights

•Exceeded cost reduction guidance, achieving a 25% year-over-year reduction in cash costs per metric ton ("MT") for the fourth quarter and a 23% reduction on a full-year basis
•Grew sales volume 13% year-over-year to 27.2 thousand MT
•Achieved fourth consecutive quarter of sequential sales volume growth
•Completed financing transactions, ending 2024 with total liquidity of $464 million
Fourth Quarter 2024 Summary

•Net sales of $134 million
•Net loss of $49 million, or $0.19 per share(1)
•Adjusted EBITDA(2) of negative $7 million
•Net cash used in operating activities of $26 million
•Adjusted free cash flow(2) of negative $21 million

EXHIBIT 99.1
CEO Comments
"We successfully delivered on our stated initiatives for 2024 to grow volume and market share, to cut costs and to manage our working capital and capital expenditure levels," said Timothy Flanagan, Chief Executive Officer and President. “For the full year, we grew sales volume 13% and reduced our cash costs on a per metric ton basis by 23%. In addition, with the successful completion of our previously announced financing transactions, we ended the year with $464 million of liquidity, which will support our ability to manage through the near-term, industry-wide challenges facing GrafTech."
"As we enter 2025, we remain relentlessly focused on managing what is within our control," continued Mr. Flanagan. "However, as graphite electrode demand remains muted and competitive pressures have persisted in many of our key regions, the pricing environment remains unsustainably low. As a result, we are taking further actions to accelerate our path to normalized levels of profitability and support our ability to invest in our business. These include initiatives to optimize our order book and actively shift the geographic mix of our business to regions where there is an opportunity to capture higher average selling prices. In addition, we have informed our customers of our intention to increase prices by 15% on volume that is not yet committed for 2025. These actions reflect our ongoing commitment to protect GrafTech's position as the steel industry's preeminent supplier of graphite electrodes, leading-edge technical support and high-quality petroleum needle coke."

EXHIBIT 99.1
Fourth Quarter and Full Year 2024 Financial Performance

(dollars in thousands, except per share amounts)				Year Ended
				December 31,
	Q4 2024	Q3 2024	Q4 2023	2024	2023
Net sales	$134,217	$130,654	$137,145	$538,782	$620,500
Net loss	$(49,476)	$(36,068)	$(217,409)	$(131,165)	$(255,250)
Loss per share(1)	$(0.19)	$(0.14)	$(0.85)	$(0.51)	$(0.99)
Net cash (used in) provided by operating activities	$(26,417)	$23,709	$9,292	$(40,093)	$76,561

Adjusted net loss(2)	$(33,143)	$(34,276)	$(68,569)	$(106,144)	$(100,752)
Adjusted loss per share(1)(2)	$(0.13)	$(0.13)	$(0.27)	$(0.41)	$(0.39)
Adjusted EBITDA(2)	$(6,859)	$(6,196)	$(21,572)	$1,632	$20,484
Adjusted free cash flow(2)	$(20,960)	$19,682	$3,539	$(56,153)	$49,974

For the fourth quarter of 2024, sales volume increased 13% compared to the fourth quarter of 2023. Net sales for the fourth quarter of 2024 were $134 million, a decrease of 2% compared to $137 million in the fourth quarter of 2023 as the higher sales volume was offset by a decrease in the weighted-average realized price for volume derived from short-term agreements and spot sales ("non-LTA") and a shift in the mix of our business from volume derived from our take-or-pay agreements that had initial terms of three-to-five years ("LTA") to non-LTA volume.
Net loss for the fourth quarter of 2024 was $49 million, or $0.19 per share, compared to a net loss of $217 million, or $0.85 per share, in the fourth quarter of 2023. Included in net loss for the fourth quarter of 2023 was a goodwill impairment charge of $171 million.
Adjusted EBITDA(2) was negative $7 million in the fourth quarter of 2024, compared to negative $22 million in the fourth quarter of 2023. The year-over-year improvement reflected a 25% reduction in cash costs on a per MT basis for the fourth quarter of 2024, compared to the same period in 2023. This was partially offset by the impact of lower weighted-average realized prices and a shift in the mix of our business from LTA volume to non-LTA volume.
In the fourth quarter of 2024, net cash used in operating activities was $26 million and adjusted free cash flow(2) was a use of $21 million, compared to net cash provided by operating activities of $9 million and adjusted free cash flow(2) of $4 million in the fourth quarter of 2023. The year-over-year change primarily reflected a lower benefit from the net change in working capital in the fourth quarter of 2024 compared to the same period in 2023.
For the year ended December 31, 2024, sales volume increased 13% compared to the prior year. Net sales for the year ended December 31, 2024 decreased 13% compared to the prior year as the higher sales volume was offset by a decrease in the weighted-average realized price for non-LTA volume and a shift in the mix of our business from LTA volume to non-LTA volume.

EXHIBIT 99.1
Net loss for the year ended December 31, 2024 was $131 million, or $0.51 per share, compared to a net loss of $255 million, or $0.99 per share, for the year ended December 31, 2023. Included in net loss for the year ended December 31, 2023 was a goodwill impairment charge of $171 million.
Adjusted EBITDA(2) for 2024 was $2 million, compared to adjusted EBITDA of $20 million in the prior year. The year-over-year decline primarily reflected the impact of lower weighted-average realized prices and a shift in the mix of our business from LTA volume to non-LTA volume, with these factors partially offset by a 23% reduction in cash costs on a per MT basis for the year ended December 31, 2024 compared to 2023.
Net cash used in operating activities for the year ended December 31, 2024 was $40 million and adjusted free cash flow(2) was a use of $56 million, compared to net cash provided by operating activities of $77 million and adjusted free cash flow(2) of $50 million for the year ended December 31, 2023. The year-over-year change primarily reflected a lower benefit from the net change in working capital for the year ended December 31, 2024 compared to 2023. Adjusted free cash flow(2) for the year ended December 31, 2023 also included a $27 million benefit from the settlement of interest rate swaps.

EXHIBIT 99.1
Operational and Commercial Update

Key Operating Metrics				Year Ended
				December 31,
(in thousands, except percentages)	Q4 2024	Q3 2024	Q4 2023	2024	2023
Sales volume (MT)	27.2	26.4	24.1	103.2	91.6
Production volume (MT)(3)	25.1	19.4	24.4	97.3	88.1
Production capacity (MT)(4)(5)	46.0	42.0	52.0	178.0	202.0
Capacity utilization(6)	55%	46%	47%	55%	44%

Sales volume for the fourth quarter of 2024 was 27.2 thousand MT, consisting of 23.9 thousand MT of non-LTA volume and 3.2 thousand MT of LTA volume.
For the fourth quarter of 2024, the weighted-average realized price for our non-LTA volume was approximately $3,900 per MT, a decrease of approximately 19% compared to the fourth quarter of 2023, with the decline reflecting the persistent competitive pressures in our principal commercial regions. For our LTA volume, the weighted-average realized price was approximately $7,700 per MT for the fourth quarter of 2024.
Production volume was 25.1 thousand MT in the fourth quarter of 2024, an increase of 3% compared to the fourth quarter of 2023.
Capital Structure and Liquidity
During the fourth quarter of 2024, we completed the previously announced capital transactions which provided incremental liquidity and extended our debt maturities. As of December 31, 2024, we had liquidity of $464 million, consisting of cash and cash equivalents of $256 million, $108 million of availability under our amended revolving credit facility and $100 million of availability under our new senior secured first lien delayed draw term loans. As of December 31, 2024, we had gross debt(7) of $1,125 million and net debt(8) of approximately $869 million.

EXHIBIT 99.1
Outlook
In 2024, steel industry production remained constrained by global economic and geopolitical uncertainty. As we enter 2025, industry analyst projections indicate a modest recovery in global steel demand is expected for the year. However, significant geopolitical uncertainty remains, including the potential impact of policymaking on the interest rate environment, global trade and decarbonization policies. As we closely monitor all of these developments and assess their potential impact on the commercial environment for graphite electrodes, our current outlook is that demand for graphite electrodes in the near term will remain relatively flat in the key regions in which we operate.
For GrafTech, despite the industry-wide headwinds, we anticipate a low double-digit percentage point year-over-year increase in our sales volume for 2025 on a full-year basis as we continue to regain market share. This reflects our compelling customer value proposition and our ongoing focus on delivering on the needs of our customers. Of our anticipated 2025 sales volume, to date, we have over 60% committed in our order book following the successful completion of the customer negotiations that occur in the fourth quarter of each year.
As it relates to price, challenging pricing dynamics have persisted in most regions and the pricing environment remains unsustainably low. As a result, we are taking further actions to accelerate our path to normalized levels of profitability and support our ability to invest in our business. These include initiatives to optimize our order book and actively shift the geographic mix of our business to regions where there is an opportunity to capture higher average selling prices. In addition, we have informed our customers of our intention to increase prices by 15% on volume that is not yet committed for 2025.
As it relates to costs, we will continue to execute our initiatives to improve our cost structure. Reflecting these actions and the benefit of the anticipated increase in our sales and production volume levels, we expect a mid-single digit percentage point decline in our cash cost of goods sold per MT for 2025 compared to 2024.
In addition, we will continue to closely manage our working capital levels and capital expenditures. For 2025, we expect the net impact of working capital will be favorable to our full year cash flow performance, although to a lesser extent than in each of the previous two years which reflected our efforts to align inventory levels with our view on demand. We anticipate our full year 2025 capital expenditures will be approximately $40 million.
Longer term, we remain confident that the steel industry’s efforts to decarbonize will lead to increased adoption of the electric arc furnace method of steelmaking, driving long-term demand growth for graphite electrodes. We also anticipate the demand for petroleum needle coke, the key raw material we use to produce graphite electrodes, to accelerate driven by its utilization in producing synthetic graphite for use in lithium-ion batteries for the growing electric vehicle market. We believe that the near-term actions we are taking, supported by an industry-leading position and our sustainable competitive advantages, including our substantial vertical integration into petroleum needle coke via our Seadrift facility, will optimally position GrafTech to benefit from that long-term growth.

EXHIBIT 99.1
Conference Call Information
In connection with this earnings release, you are invited to listen to our earnings call being held on February 7, 2025 at 10:00 a.m. (EST). The webcast and accompanying slide presentation will be available on our investor relations website at: http://ir.graftech.com. The earnings call dial-in number is +1 (800) 717-1738 toll-free in North America or +1 (289) 514-5100 for overseas calls, conference ID: 51544. Archived replays of the conference call and webcast will be made available on our investor relations website at: http://ir.graftech.com. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission ("SEC") and other information available at: www.GrafTech.com. The information on our website is not part of this release or any report we file with or furnish to the SEC.
About GrafTech
GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost, ultra-high power graphite electrode manufacturing facilities, with some of the highest capacity facilities in the world. We are the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, our key raw material for graphite electrode manufacturing. This unique position provides us with competitive advantages in product quality and cost.
________________________

(1)    Loss per share represents diluted loss per share. Adjusted loss per share represents diluted adjusted loss per share.
(2)    A non-GAAP financial measure, see below for more information and reconciliations to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").
(3)    Production volume reflects graphite electrodes we produced during the period.
(4)    Production capacity reflects expected maximum production volume during the period depending on product mix and expected maintenance outage. Actual production may vary.
(5)    Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; and Pamplona, Spain. While maintaining the capability to produce up to 28,000 MT of graphite electrodes and pins on an annual basis at our St. Marys, Pennsylvania facility, most production activities at St. Marys have been suspended. The wind down of these production activities was completed in the second quarter of 2024. Remaining activities at St. Marys are limited to machining graphite electrodes and pins sourced from our other plants.
(6)    Capacity utilization reflects production volume as a percentage of production capacity.
(7)    Gross debt reflects the notional value of our outstanding debt and excludes unamortized debt discount and issuance costs.
(8)    A non-GAAP financial measure, net debt is calculated as gross debt minus cash and cash equivalents (December 31, 2024 gross debt of $1.1 billion less December 31, 2024 cash and cash equivalents of $256 million).

EXHIBIT 99.1
Cautionary Note Regarding Forward-Looking Statements
This press release and related discussions may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, future economic performance and short-term and long-term liquidity. Examples of forward-looking statements include, among others, statements we make regarding future estimated volume, pricing and revenue, anticipated levels of capital expenditures and cost of goods sold. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: our dependence on the global steel industry generally and the electric arc furnace steel industry, in particular; the cyclical nature of our business and the selling prices of our products, which may continue to decline in the future, and may lead to prolonged periods of reduced profitability and net losses or adversely impact liquidity; the sensitivity of our business and operating results to economic conditions, including any recession, and the possibility others may not be able to fulfill their obligations to us in a timely fashion or at all; the possibility that we may be unable to implement our business strategies in an effective manner; the possibility that global graphite electrode overcapacity may adversely affect graphite electrode prices; the competitiveness of the graphite electrode industry; our dependence on the supply of raw materials, including decant oil and petroleum needle coke, and disruptions in supply chains for these materials; our primary reliance on one facility in Monterrey, Mexico for the manufacturing of connecting pins; the cost of electric power and natural gas, particularly in Europe; our manufacturing operations are subject to hazards; the legal, compliance, economic, social and political risks associated with our substantial operations in multiple countries; the possibility that fluctuation of foreign currency exchange rates could materially harm our financial results; the possibility that our results of operations could further deteriorate if our manufacturing operations were substantially disrupted for an extended period, including as a result of equipment failure, climate change, regulatory issues, natural disasters, public health crises, such as a global pandemic, political crises or other catastrophic events; the risks and uncertainties associated with litigation, arbitration, and like disputes, including disputes related to contractual commitments; our dependence on third parties for certain construction,

EXHIBIT 99.1
maintenance, engineering, transportation, warehousing and logistics services; the possibility that we are subject to information technology systems failures, cybersecurity incidents, network disruptions and breaches of data security, including with respect to our third-party suppliers and business partners; the possibility that we are unable to recruit or retain key management and plant operating personnel or successfully negotiate with the representatives of our employees, including labor unions; the sensitivity of long-lived assets on our balance sheet to changes in the market; our dependence on protecting our intellectual property and the possibility that third parties may claim that our products or processes infringe their intellectual property rights; the impact of inflation and our ability to mitigate the effect on our costs; the impact of macroeconomic and geopolitical events on our business, results of operations, financial condition and cash flows, and the disruptions and inefficiencies in our supply chain that may occur as a result of such events; the possibility that the imposition of new or increase of existing custom duties and other tariffs in the countries in which we, our customers and our suppliers operate could adversely affect our operations; the possibility that our indebtedness could limit our financial and operating activities or that our cash flows may not be sufficient to service our indebtedness; past increases in benchmark interest rates and the fact that any future borrowings may subject us to interest rate risk; risks and uncertainties associated with our ability to access the capital and credit markets could adversely affect our results of operations, cash flows and financial condition; the possibility that disruptions in the capital and credit markets could adversely affect our customers and suppliers; the possibility that restrictive covenants in our financing agreements could restrict or limit our operations; changes in, or more stringent enforcement of, health, safety and environmental regulations applicable to our manufacturing operations and facilities; and our ability to continue to meet the New York Stock Exchange listing standards.
These factors should not be construed as exhaustive and should be read in conjunction with the Risk Factors and other cautionary statements that are included in our most recent Annual Report on Form 10-K and other filings with the SEC. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this press release that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

EXHIBIT 99.1
Non‑GAAP Financial Measures
In addition to providing results that are determined in accordance with GAAP, we have provided certain financial measures that are not in accordance with GAAP. EBITDA, adjusted EBITDA, adjusted net loss, adjusted loss per share, free cash flow, adjusted free cash flow, net debt and cash cost of goods sold per MT are non-GAAP financial measures.
We define EBITDA, a non‑GAAP financial measure, as net loss plus interest expense, minus interest income, plus income taxes and depreciation and amortization. We define adjusted EBITDA, a non-GAAP financial measure, as EBITDA adjusted by any pension and other post-employment benefit ("OPEB") expenses, rationalization and rationalization-related expenses, non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, stock-based compensation expense, proxy contest expenses, Tax Receivable Agreement adjustments and goodwill impairment charges. Adjusted EBITDA is the primary metric used by our management and our Board of Directors to establish budgets and operational goals for managing our business and evaluating our performance.
We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period‑to‑period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt‑service capabilities.
Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments, including any capital expenditure requirements to augment or replace our capital assets;
•adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•adjusted EBITDA does not reflect tax payments or the income tax benefit that may represent a reduction in cash available to us;
•adjusted EBITDA does not reflect expenses relating to our pension and OPEB plans;
•adjusted EBITDA does not reflect rationalization or rationalization-related expenses;
•adjusted EBITDA does not reflect the non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar;
•adjusted EBITDA does not reflect stock-based compensation expense;

EXHIBIT 99.1
•adjusted EBITDA does not reflect proxy contest expenses;
•adjusted EBITDA does not reflect Tax Receivable Agreement adjustments;
•adjusted EBITDA does not reflect goodwill impairment charges; and
•other companies, including companies in our industry, may calculate EBITDA and adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
We define adjusted net loss, a non‑GAAP financial measure, as net loss, excluding the items used to calculate adjusted EBITDA and further excluding debt modification costs, less the tax effect of those adjustments. We define adjusted loss per share, a non‑GAAP financial measure, as adjusted net loss divided by the weighted average diluted common shares outstanding during the period. We believe adjusted net loss and adjusted loss per share are useful to present to investors because we believe that they assist investors’ understanding of the underlying operational profitability of the Company.
We define free cash flow, a non-GAAP financial measure, as net cash provided by or used in operating activities less capital expenditures. We define adjusted free cash flow, a non-GAAP financial measure, as free cash flow adjusted by payments made or received from the settlement of interest rate swap contracts and payments made for debt modification costs. We use free cash flow and adjusted free cash flow as critical measures in the evaluation of liquidity in conjunction with related GAAP amounts. We also use these measures when considering available cash, including for decision-making purposes related to dividends, debt servicing and discretionary investments. Further, these measures help management, the Board of Directors, and investors evaluate the Company's ability to generate liquidity from operating activities.
We define net debt, a non-GAAP financial measure, as gross debt minus cash and cash equivalents. We believe this is an important measure as it is more representative of our financial position.
We define cash cost of goods sold per MT, a non-GAAP financial measure, as cost of goods sold less depreciation and amortization, less cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes and less rationalization-related expenses, with this total divided by our sales volume measured in MT. We believe this is an important measure as it is used by our management and Board of Directors to evaluate our costs on a per MT basis.
In evaluating these non-GAAP financial measures, you should be aware that in the future, we may incur expenses similar to the adjustments in the reconciliations presented below. Our presentations of these non-GAAP financial measures should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non‑recurring items. When evaluating our performance, you should consider these non-GAAP financial measures alongside other measures of financial performance and liquidity, including our net loss, loss per share, cash flow from operating activities, cost of goods sold and other GAAP measures.

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$256,248	$176,878
Accounts and notes receivable, net of allowance for doubtful accounts of $7,114 as of December 31, 2024 and $7,708 as of December 31, 2023	93,576	101,387
Inventories	231,241	330,146
Prepaid expenses and other current assets	55,732	66,382
Total current assets	636,797	674,793
Property, plant and equipment	910,247	920,444
Less: accumulated depreciation	427,548	398,330
Net property, plant and equipment	482,699	522,114
Deferred income taxes	53,139	31,542
Other assets	51,639	60,440
Total assets	$1,224,274	$1,288,889
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$72,833	$83,268
Long-term debt, current maturities	—	134
Accrued income and other taxes	9,642	10,022
Other accrued liabilities	55,432	91,702
Tax Receivable Agreement	2,022	5,417
Total current liabilities	139,929	190,543

Long-term debt	1,086,915	925,511
Other long-term obligations	48,559	55,645
Deferred income taxes	23,971	33,206
Tax Receivable Agreement long-term	3,802	5,737
Stockholders’ (deficit) equity:
Preferred stock, par value $0.01, 300,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01, 3,000,000,000 shares authorized, 257,263,710 and 256,831,870 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	2,572	2,568
Additional paid-in capital	755,338	749,527
Accumulated other comprehensive loss	(43,359)	(11,458)
Accumulated deficit	(793,453)	(662,390)
Total stockholders’ (deficit) equity	(78,902)	78,247
Total liabilities and stockholders’ (deficit) equity	$1,224,274	$1,288,889

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Net sales	$134,217	$137,145	$538,782	$620,500
Cost of goods sold	131,698	144,393	533,757	571,857
Lower of cost or market inventory valuation adjustment	12,962	12,431	24,878	12,431
Gross (loss) profit	(10,443)	(19,679)	(19,853)	36,212
Research and development	1,387	1,837	5,706	5,520
Selling and administrative expenses	13,075	15,079	46,510	74,012
Rationalization expenses	—	—	3,156	—
Goodwill impairment charges	—	171,117	—	171,117
Operating loss	(24,905)	(207,712)	(75,225)	(214,437)

Other expense (income), net	200	3,418	(1,569)	4,679
Interest expense	37,575	15,655	85,313	58,087
Interest income	(1,226)	(1,681)	(5,701)	(3,439)
Loss before income taxes	(61,454)	(225,104)	(153,268)	(273,764)
Income tax benefit	(11,978)	(7,695)	(22,103)	(18,514)
Net loss	$(49,476)	$(217,409)	$(131,165)	$(255,250)

Basic loss per common share:
Net loss per share	$(0.19)	$(0.85)	$(0.51)	$(0.99)
Weighted average common shares outstanding	257,967,374	257,205,583	257,667,125	257,042,843
Diluted loss per common share:
Net loss per share	$(0.19)	$(0.85)	$(0.51)	$(0.99)
Weighted average common shares outstanding	257,967,374	257,205,583	257,667,125	257,042,843

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Cash flow from operating activities:
Net loss	$(49,476)	$(217,409)	$(131,165)	$(255,250)
Adjustments to reconcile net loss to cash (used in) provided by operations:
Depreciation and amortization	16,110	13,836	62,245	56,889
Deferred income tax benefit	(15,891)	(17,826)	(27,634)	(28,123)
Non-cash stock-based compensation expense	1,589	624	6,035	4,433
Non-cash interest expense	1,550	(1,463)	(2,028)	8,786
Goodwill impairment charges	—	171,117	—	171,117
Lower of cost or market inventory valuation adjustment	12,962	12,431	24,878	12,431
Other adjustments	1,302	8,355	6,283	5,077
Net change in working capital*	10,543	42,729	40,254	107,562
Change in Tax Receivable Agreement	87	233	(5,330)	(4,398)
Change in long-term assets and liabilities	(5,193)	(3,335)	(13,631)	(1,963)
Net cash (used in) provided by operating activities	(26,417)	9,292	(40,093)	76,561
Cash flow from investing activities:
Capital expenditures	(12,792)	(5,753)	(34,309)	(54,040)
Proceeds from the sale of fixed assets	—	—	100	220
Net cash used in investing activities	(12,792)	(5,753)	(34,209)	(53,820)
Cash flow from financing activities:
Proceeds from term loan	175,000	—	175,000	—
Proceeds from issuance of long-term debt, net of original issuance discount	—	—	—	438,552
Principal payments on long-term debt	(137)	(133)	(137)	(433,841)
Debt issuance costs	(18,945)	(19)	(18,945)	(8,152)
Interest rate swap settlements	—	—	—	27,453
Payments for taxes related to net share settlement of equity awards	(36)	—	(118)	(129)
Dividends paid	—	—	—	(5,134)
Principal payments under finance lease obligations	(24)	(16)	(82)	(36)
Net cash provided by (used in) financing activities	155,858	(168)	155,718	18,713
Net change in cash and cash equivalents	116,649	3,371	81,416	41,454
Effect of exchange rate changes on cash and cash equivalents	(1,807)	700	(2,046)	783
Cash and cash equivalents at beginning of period	141,406	172,807	176,878	134,641
Cash and cash equivalents at end of period	$256,248	$176,878	$256,248	$176,878

* Net change in working capital due to changes in the following components:
Accounts and notes receivable, net	$(6,682)	$(2,327)	$4,519	$45,680
Inventories	18,727	38,538	68,832	107,796
Prepaid expenses and other current assets	6,296	(1,622)	9,106	3,352
Income taxes payable	1,067	4,158	(1,549)	(27,198)
Accounts payable and accruals	9,165	19,515	(39,501)	(23,876)
Interest payable	(18,030)	(15,533)	(1,153)	1,808
Net change in working capital	$10,543	$42,729	$40,254	$107,562

EXHIBIT 99.1
NON-GAAP RECONCILIATIONS
(Dollars in thousands, except per share and per MT data)
(Unaudited)
The following tables reconcile our non-GAAP financial measures to the most directly comparable GAAP measures:

Reconciliation of Net Loss to Adjusted Net Loss
				Year Ended December 31,
	Q4 2024	Q3 2024	Q4 2023	2024	2023

Net loss	$(49,476)	$(36,068)	$(217,409)	$(131,165)	$(255,250)

Diluted loss per common share:
Net loss per share	$(0.19)	$(0.14)	$(0.85)	$(0.51)	$(0.99)
Weighted average shares outstanding	257,967,374	257,694,799	257,205,583	257,667,125	257,042,843

Adjustments, pre-tax:
Pension and OPEB expenses(1)	967	479	3,578	2,270	6,309
Rationalization expenses(2)	—	(99)	—	3,156	—
Rationalization-related expenses(3)	—	—	—	2,655	—
Non-cash (gains) losses on foreign currency remeasurement(4)	(507)	(352)	170	(1,949)	603
Stock-based compensation expense(5)	1,589	1,838	624	6,035	4,433
Proxy contest expenses(6)	—	—	—	752	—
Tax Receivable Agreement adjustment(7)	87	—	233	124	249
Debt modification costs(8)	18,369	—	—	18,369	—
Goodwill impairment charges(9)	—	—	171,117	—	171,117
Total non-GAAP adjustments pre-tax	20,505	1,866	175,722	31,412	182,711
Income tax impact on non-GAAP adjustments(10)	4,172	74	26,882	6,391	28,213
Adjusted net loss	$(33,143)	$(34,276)	$(68,569)	$(106,144)	$(100,752)

Reconciliation of Loss Per Share to Adjusted Loss Per Share
				Year Ended December 31,
	Q4 2024	Q3 2024	Q4 2023	2024	2023

Loss per share	$(0.19)	$(0.14)	$(0.85)	$(0.51)	$(0.99)
Adjustments per share:
Pension and OPEB expenses(1)	—	—	0.01	0.01	0.02
Rationalization expenses(2)	—	—	—	0.01	—
Rationalization-related expenses(3)	—	—	—	0.01	—
Non-cash (gains) losses on foreign currency remeasurement(4)	—	—	—	—	—
Stock-based compensation expense(5)	0.01	0.01	—	0.02	0.02
Proxy contest expenses(6)	—	—	—	—	—
Tax Receivable Agreement adjustment(7)	—	—	—	—	—
Debt modification costs(8)	0.07	—	—	0.07	—
Goodwill impairment charges(9)	—	—	0.67	—	0.67
Total non-GAAP adjustments pre-tax per share	0.08	0.01	0.68	0.12	0.71
Income tax impact on non-GAAP adjustments per share(10)	0.02	—	0.10	0.02	0.11
Adjusted loss per share	$(0.13)	$(0.13)	$(0.27)	$(0.41)	$(0.39)

EXHIBIT 99.1

Reconciliation of Net Loss to Adjusted EBITDA
				Year Ended December 31,
	Q4 2024	Q3 2024	Q4 2023	2024	2023

Net loss	$(49,476)	$(36,068)	$(217,409)	$(131,165)	$(255,250)
Add:
Depreciation and amortization	16,110	17,933	13,836	62,245	56,889
Interest expense	37,575	16,503	15,655	85,313	58,087
Interest income	(1,226)	(1,098)	(1,681)	(5,701)	(3,439)
Income taxes	(11,978)	(5,332)	(7,695)	(22,103)	(18,514)
EBITDA	(8,995)	(8,062)	(197,294)	(11,411)	(162,227)
Adjustments:
Pension and OPEB expenses(1)	967	479	3,578	2,270	6,309
Rationalization expenses(2)	—	(99)	—	3,156	—
Rationalization-related expenses(3)	—	—	—	2,655	—
Non-cash (gains) losses on foreign currency remeasurement(4)	(507)	(352)	170	(1,949)	603
Stock-based compensation expense(5)	1,589	1,838	624	6,035	4,433
Proxy contest expenses(6)	—	—	—	752	—
Tax Receivable Agreement adjustment(7)	87	—	233	124	249
Goodwill impairment charges(9)	—	—	171,117	—	171,117
Adjusted EBITDA	$(6,859)	$(6,196)	$(21,572)	$1,632	$20,484

Reconciliation of Net Cash (Used in) Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow
				Year Ended December 31,
	Q4 2024	Q3 2024	Q4 2023	2024	2023

Net cash (used in) provided by operating activities	$(26,417)	$23,709	$9,292	$(40,093)	$76,561
Capital expenditures	(12,792)	(4,027)	(5,753)	(34,309)	(54,040)
Free cash flow	(39,209)	19,682	3,539	(74,402)	22,521

Debt modification costs(11)	18,249	—	—	18,249	—
Interest rate swap settlements(12)	—	—	—	—	27,453
Adjusted free cash flow	$(20,960)	$19,682	$3,539	$(56,153)	$49,974

EXHIBIT 99.1

Reconciliation of Cost of Goods Sold to Cash Cost of Goods Sold per MT
				Year Ended December 31,
	Q4 2024	Q3 2024	Q4 2023	2024	2023

Cost of goods sold	$131,698	$134,885	$144,393	$533,757	$571,857
Less:
Depreciation and amortization(13)	14,466	16,281	12,163	55,602	50,124
Cost of goods sold - by-products and other(14)	6,094	7,806	780	32,801	14,500
Rationalization-related expenses(3)	—	—	—	2,655	—
Cash cost of goods sold	111,138	110,798	131,450	442,699	507,233
Sales volume (in thousands of MT)	27.2	26.4	24.1	103.2	91.6
Cash cost of goods sold per MT	$4,086	$4,197	$5,454	$4,290	$5,537

(1)Net periodic benefit cost for our pension and OPEB plans, including a mark-to-market adjustment, representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize the actuarial gains and losses in connection with the annual remeasurement in earnings in the fourth quarter of each year.
(2)Severance and contract termination costs associated with the cost rationalization and footprint optimization plan announced in February 2024.
(3)Other non-cash costs, primarily inventory and fixed asset write-offs, associated with the cost rationalization and footprint optimization plan announced in February 2024.
(4)Non-cash (gains) losses from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(5)Non-cash expense for stock-based compensation awards.
(6)Expenses associated with our proxy contest.
(7)Non-cash expense adjustment for future payment to our sole pre-initial public offering stockholder for tax assets that have been utilized.
(8)Debt modification costs related to the December 2024 debt transactions, which are recognized in interest expense on the Consolidated Statements of Operations.
(9)Non-cash goodwill impairment charges.
(10)The tax impact on the non-GAAP adjustments is affected by their tax deductibility and the applicable jurisdictional tax rates.
(11)Cash payments of debt modification costs related to the December 2024 debt transactions, which are recognized in interest expense on the Consolidated Statements of Operations and recognized in net cash (used in) provided by operating activities on the Consolidated Statements of Cash Flows.
(12)Receipt of cash related to the monthly settlement of our interest rate swap contracts prior to their termination in the second quarter of 2023, as well as receipt of cash related to the termination of the interest rate swap contracts.
(13)Reflects the portion of depreciation and amortization that is recognized in cost of goods sold.
(14)Primarily reflects cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes.

Contact:
Michael Dillon
216-676-2000
investor.relations@graftech.com